Exhibit 10.2

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is made and entered into on August 29, 2025 by and between Adaptimmune, LLC (“Adaptimmune”) and John Lunger (“Lunger”) and is effective as of the Effective Date as defined in Section 9 below.

WHEREAS, Lunger and Adaptimmune previously entered into an Employment Agreement, dated as of August 1, 2019 (the “Employment Agreement”).

WHEREAS, Lunger’s employment with Adaptimmune shall end, and Adaptimmune and Lunger wish to conclude their employment relationship on mutually satisfactory terms and to settle fully and finally all matters and potential disputes that Lunger may have with Adaptimmune and certain others.

NOW, THEREFORE, in consideration of the mutual promises contained herein and intending to be legally bound, Adaptimmune and Lunger hereby agree as follows:

1.Separation from Employment. Lunger’s employment with Adaptimmune will end permanently and irrevocably effective August 31, 2025 (“Separation Date”).

2.Payment. If Lunger timely executes and is and remains in compliance with this Agreement, Adaptimmune shall pay Lunger the following amounts, collectively defined as the “Payment”:

i.	A payment equal to the gross value of twelve (12) months’ base pay, in the amount of $472,131, less all applicable deductions and withholdings; and

ii.	A payment equal to the gross value to cover twelve (12) months of health care coverage through COBRA totaling a net of $20,310.20.

The Payment will be made in lump-sum form in the next available Company month-end pay date following the Effective Date of this Agreement assuming that Lunger has not validly revoked the Agreement. Lunger acknowledges and agrees that the Payment is in full satisfaction of Adaptimmune’s obligations to Lunger under the Executive Severance Policy dated March 10, 2017, as amended (the “Severance Policy”).  Lunger will be entitled to any accrued and unused vacation time, as communicated separately, regardless of whether Lunger elects to sign this Agreement.

Lunger’s share options will continue to vest, subject to the rules of the Adaptimmune Therapeutics plc Employee 2016 Share Option Scheme and related plan documents (collectively, the “Plan”) and in accordance with the respective vesting schedules, until the Separation Date. Subject to the Plan rules and any applicable legal or regulatory requirements, Lunger will be permitted a period of 12 months from the Separation Date to exercise market value share options that have vested as of the Separation Date. All unvested share options as of the Separation Date will lapse and be forfeited as of the Separation Date. The further terms of Lunger’s share options are governed by the Plan rules. Lunger understands and agrees that he will not receive any payment or other compensation from Adaptimmune in respect of his share options and shares.

Regardless of whether Lunger enters into this Agreement, Lunger will remain eligible to receive group health benefits (medical and dental) through the end of the month of the Separation Date in accordance with plan terms and enrollment status, and will receive a notice of rights under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), pursuant to which Lunger can, if eligible, elect to extend health benefits on a self-pay basis. If Lunger enters into this Agreement, Lunger will receive the taxable lump sum cash payment identified in Section 2(ii) above intended for use to extend health benefits under COBRA.  However, this amount is not legally restricted as to use and it will be paid regardless of whether Lunger actually enrolls for COBRA coverage.  To receive COBRA coverage, Lunger must fulfill all enrollment requirements and pay all applicable premiums in a timely manner.  Adaptimmune will not enroll Lunger for COBRA coverage or pay any COBRA premiums on Lunger’s behalf.

3.No Further Employment-Related Payments, Benefits or Rights. Lunger acknowledges entering into the Employment Agreement in exchange for adequate consideration, and Lunger hereby reaffirms Lunger’s commitments and obligations under the Employment Agreement that remain in effect during and after the Separation Date, including but not limited to Lunger’s obligations under Sections 5 through 24 of the Employment Agreement (the “Continuing Obligations”). Lunger further acknowledges that Lunger has a copy of the Employment Agreement, that Lunger has read the Employment Agreement again before signing this Agreement, and that the consideration Lunger received in exchange for signing the Employment Agreement was adequate and reasonable. Lunger further acknowledges that, other than the Payment described in Section 2 above, Lunger has received payment in full of all of the compensation, benefits and/or payments of any kind due to Lunger from Adaptimmune and any other Released Parties (as defined below) related to Lunger’s employment and under the Employment Agreement and the Severance Policy, including all compensation (including both straight time and overtime), bonuses, expense reimbursements, payments to or from benefit plans, unused accrued vacation time, personal time, severance, sick pay or any other payment under a plan, program, practice or promise of Adaptimmune or that of any other Released Parties (as defined below). Lunger further acknowledges that Lunger is not, and shall not be, entitled to receive from Adaptimmune or any other Released Parties any payments, benefits or perquisites (whether monetary and non-monetary) other than those expressly described in this Agreement.

4.General Release. In consideration of the promises contained herein and intending to be legally bound, Lunger, for Lunger, Lunger’s heirs, executors, administrators, successors, assigns, and legal and personal representatives, hereby unconditionally and irrevocably remises, releases, and forever discharges Adaptimmune and each and every one of its subsidiaries and related or affiliated entities (together, the “Entities”) and each of the Entities’ current and former directors, members, officers, shareholders, employees, agents, and attorneys (collectively, the “Released Parties”) of and from any and all claims, causes of action, liabilities, obligations, controversies, damages, lawsuits, debts, demands, costs, charges and/or expenses (including attorneys’ fees and costs) of any nature whatsoever, asserted or unasserted, known or unknown, suspected or unsuspected, that Lunger ever had, now has or hereafter may have against Adaptimmune or any of the other Released Parties that arose at any time regarding any matter up to and including the date of this Agreement. Without in any way limiting the generality of the foregoing, Lunger specifically acknowledges and agrees that the claims released herein include, to the fullest extent permitted by law, (a) all claims arising under any federal, state or local statute, ordinance, or regulation, including but not limited to the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act (WARN), in each case as amended, (b) all claims arising under any common law principle, including claims for breach of any implied or express contract or quasi-contract, wrongful discharge, constructive discharge, defamation, unjust enrichment, or negligent or intentional infliction of emotional distress, (c) all claims arising out of or relating to Lunger’s employment with Adaptimmune or any of the other Released Parties or the termination of that employment, including any claims under Lunger’s employment, the Plan, or the Severance Policy, and (d) all claims for any attorneys’ fees and costs. Notwithstanding the foregoing, Lunger does not release the Released Parties from any claims that Lunger may have (w) under this Agreement, (x) for unemployment insurance benefits, (y) arising out of facts occurring after the date of Lunger’s execution of this Agreement, or (z) that as a matter of federal and/or state law may not be waived, and this release is subject to Section 13 below.  Further, Lunger is not waiving any claim to benefits under retirement benefits or savings and investment plans Adaptimmune may have, subject to their terms, or to file a claim for benefits under Section 502(a)(1)(B) of ERISA, to the extent applicable, although Lunger does waive any rights to claim penalties, any claim under Section 510 or 511 of ERISA, or relief for any alleged breach of fiduciary duties under any ERISA-governed plans.

5.Covenant Not To Sue. Lunger agrees that neither Lunger nor any person or entity on Lunger’s behalf shall commence, maintain or prosecute any lawsuit or court complaint against Adaptimmune or any of the other Released Parties with respect to any act, omission or other matter that is released by the provisions of the preceding Section. This Section shall not operate to waive any rights that may not legally be waived, nor shall it preclude Lunger from bringing an action under this Agreement. Lunger affirms that, as of this date, Lunger has not taken or initiated any action encompassed by this Section.

6.Mutual Non-Disparagement. Subject to Section 13 below, Lunger shall not communicate or publish, directly or indirectly, any disparaging comments or information about Adaptimmune or any of the other Released Parties or make any comments that would in any way place any of these entities and individuals in a negative light. Adaptimmune shall not communicate or publish, directly or indirectly, any disparaging comments or information about Lunger or make any comments that would in any way place Lunger in a negative light.  Nothing in this Section, however, prohibits either Lunger or Adaptimmune from making any communication that Lunger or Adaptimmune, respectively, is required or entitled to make by nonwaivable law.

7.Employment Reference. Any professional reference concerning Lunger’s employment with Adaptimmune shall be limited only to disclosure of Lunger’s job title and dates of employment subject to all such inquiries being made to Adaptimmune’s Global Head of Human Resources.

8.Knowing and Voluntary Agreement. Lunger acknowledges that Lunger has carefully read and reviewed this Agreement and fully understands that Lunger enters into it knowingly and voluntarily. Lunger acknowledges that in compliance with the Older Workers Benefit Protection Act (OWBPA), Adaptimmune has informed Lunger of the group of individuals who were considered and who were selected for separation as part of the same action resulting in Lunger’s separation from employment by providing Lunger a disclosure document showing the job titles and ages of all such employees (the “Disclosure”).  Lunger understands and acknowledges that the release provided in this Agreement is in exchange for consideration that is in addition to anything to which Lunger is already entitled and that, by this Section, Adaptimmune has advised Lunger to consult with an attorney of Lunger’s choosing prior to executing this Agreement and Lunger hereby warrants and represents that Lunger has either consulted with Lunger’s counsel or knowingly opted not to seek such consultation. Lunger acknowledges that neither Adaptimmune nor any of its employees, representatives or attorneys have made any representations or promises concerning the terms or effects of this Agreement other than those contained herein.

9.Consideration Period; Right to Revoke Agreement; Effective Date. Lunger acknowledges that Lunger has been given a period of at least forty-five (45) calendar days within which to consider this Agreement before signing it (the “Consideration Period”) although Lunger may elect to sign it sooner, and Adaptimmune and Lunger agree that any changes to this Agreement, whether material or immaterial, have not re-started the running of the Consideration Period. Lunger may revoke or cancel the acceptance of this Agreement within seven (7) calendar days after execution of it by notifying Adaptimmune of Lunger’s desire to do so in writing delivered to Adaptimmune at: (i) 60 Jubilee Avenue, Milton Park, Abingdon, Oxfordshire OX14 4RX, or (ii) legal@adaptimmune.com. To be effective, Adaptimmune must receive such notice of revocation or cancellation before the close of business on the seventh (7th) calendar day following Lunger’s execution of this Agreement. Lunger understands and agrees that Lunger shall not be entitled to the benefits and Payment provided under this Agreement if Lunger revokes this Agreement in the time and manner described above. This Agreement shall be effective on the eighth (8th) calendar day after Lunger’s execution of the Agreement (“Effective Date”), assuming that Lunger has not validly revoked the Agreement.

10.Enforcement. Lunger acknowledges that any compensation (including the Payment) conditioned on timely execution, nonrevocation and noncancellation, and adherence to the terms, of this Agreement shall be subject, to the extent permitted by law, to return or reimbursement (if already paid) to Adaptimmune or cancelled and forever discharged by Adaptimmune (if not yet paid), with the remaining terms of the Agreement remaining in full force and effect.

11.Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed under the laws of the Commonwealth of Pennsylvania, without reference to the principles of conflicts of law otherwise applicable therein. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either party.

12.Good Faith Settlement and Non-Admission of Liability. Lunger agrees that the Payment made pursuant to this Agreement is a good faith settlement of claims and is not to be construed as an admission of legal liability by Adaptimmune and the other Released Parties and that no person or entity shall utilize this Agreement, or the consideration received pursuant to this Agreement, as evidence of any admission of liability. Lunger agrees not to assert that this Agreement is an admission of guilt or wrongdoing and acknowledges that Adaptimmune and the other Released Parties does not believe or admit that it has done anything wrong or engaged in any conduct for which it is liable to Lunger.

13.Non-Interference. For clarity, Adaptimmune confirms that nothing in this Agreement – including in the Continuing Obligations, Non-Disparagement, General Release, and

Covenant Not to Sue provisions – is intended to prohibit Lunger from filing a charge with any agency which enforces anti-discrimination or other employment laws, or from cooperating with or providing truthful information to any governmental agency. However, Lunger understands that by signing this Agreement and not revoking it, Lunger is waiving the right to recover any money from Adaptimmune or any other Released Parties, other than the Payment. Further, nothing in this Agreement shall prevent either party from disclosing facts related to claims of discrimination, retaliation or harassment. Nothing in this Agreement requires confidentiality of discrimination, retaliation or harassment allegations.

14.Section 409A Compliance. All payments or benefits under this Agreement are subject to any applicable employment or tax withholdings or deductions. In addition, the parties hereby agree that it is their intention that all payments or benefits provided under this Agreement comply with an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as a short-term deferral and this Agreement shall be interpreted accordingly. Lunger is hereby advised to seek independent advice from her tax advisor(s) with respect to the application of the exemption from Section 409A of the Code to any payments or benefits under this Agreement. Notwithstanding the foregoing, Adaptimmune does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, or local laws.

15.Entire Agreement. This Agreement, together with the Disclosure, sets forth the entire agreement between the parties with respect to the subject matter hereof and fully supersedes any and all written or oral contracts, agreements or understandings between the parties pertaining to the subject matter hereof; provided, however, that, notwithstanding the foregoing, Lunger re-affirms and shall remain bound by the post-separation obligations set forth in any document between Lunger and Adaptimmune, including but not limited to the Continuing Obligations under the Employment Agreement.  Lunger agrees to notify Adaptimmune in writing prior to accepting any offer of employment that may conflict in any way with any such post-separation obligations.

BY SIGNING THIS AGREEMENT, EMPLOYEE ACKNOWLEDGES DOING SO VOLUNTARILY AFTER CAREFULLY READING AND FULLY UNDERSTANDING EACH PROVISION AND ALL OF THE EFFECTS OF THIS AGREEMENT, WHICH INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS AND A RESTRICTION ON FUTURE LEGAL ACTION AGAINST ADAPTIMMUNE AND OTHER RELEASED PARTIES.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute this Separation Agreement.
Employee: By: /s/ John Lunger Printed Name: John Lunger Date: August 29, 2025	For Adaptimmune, LLC: By:/s/ Adrian Rawcliffe Printed Name: Adrian Rawcliffe Title: CEO Date: August 29, 2025